Amendment No. 1
                                       to
                              Employment Agreement


     This Amendment No. 1 dated as of February 5, 1997 to the Employment Agreement (the "Employment Agreement") dated as of July 1, 1994 between Aeroflex Incorporated, a Delaware corporation , with its principal office located at 35 South Service Road, Plainview, NY 11803 (the "Company") and Michael Gorin, who resides at 112B East Long Beach Road, Nissequogue, NY 11780 (the "Executive").

     WHEREAS, the Company and the Executive entered into the Employment Agreement and now desire to modify certain of the terms and provisions thereof;

     NOW, THEREFORE, it is agreed as follows:

     1. The Employment Agreement is hereby amended as follows:

     (a) Section 2(b) of the Employment Agreement is hereby amended and restated as follows:

           "(b) Term of Employment. The Term of Employment shall commence on the date above written and shall terminate on December 31, 2002, and, unless either Party gives written notice to the other that it does not want the Term to continue, the Term of Employment shall thereafter automatically extend for successive periods of one year."

     (b) Pursuant to Section 3 of the Employment Agreement, the Base Salary for the Executive is hereby increased to $288,806 effective as of January 1, 1997, payable in accordance with the regular payroll practices of the Company.

     (c) Section 9(e)(iii) of the Employment Agreement is hereby amended and restated as follows:

            "(iii) In the event of Termination Without Cause, the Executive shall be entitled to, for the remainder of the Term of Employment at the time of termination:

           (A) Base Salary at the rate in effect on the date of his termination;

           (B) last previously awarded Annual Bonus, payable in accordance with Company's regular payroll practices; and

           (C) benefits under any employee benefit plans of the Company in which he participated or, as to any plans in which his continued participation is precluded, the after-tax cost to the Executive of equivalent benefits."

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     (d) Section 9(f) of the Employment Agreement is hereby amended and restated
as follows:

           "(f) Termination Following Change in Control. In the event there shall be a Change in Control of the Company or of any person directly or indirectly presently controlling the Company, the Executive may, within six months of his becoming aware of such event, terminate his employment with the Company. Upon such termination, the Executive shall receive immediately in a lump sum an amount equal to three times the sum of (i) his Base Salary at the rate in effect on the date of his termination plus (ii) the amount of last previously awarded Annual Bonus, but in no event an amount greater than is deductible under Section 280G of the Internal Revenue Code of 1986, as amended, such amount to be determined by the Company's independent auditors."

     2. All capitalized terms used herein, unless otherwise defined herein, are used herein as defined in the Employment Agreement. Except as expressly provided herein, all terms and provisions of the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.


                                    AEROFLEX INCORPORATED

                                    By: /s/ Charles Badlato
                                    Name: Charles Badlato
                                    Title:Treausrer

                                    /s/ Michael Gorin
                                    Michael Gorin